Exhibit 10.1

Green-Keen Consulting LLC

440 N Barranca Ave. #9781,

Covina, CA 91723

March 18, 2024

Hartford Great Health Corp

8832 Glendon Way,

Rosemead, California 91770

Mr. Stanley Chang:

In order to document the understanding between as to the scope of the work that Green-Keen Consulting LLC (“GKC” or “we”) will perform, as well as certain other matters, we are entering into this Agreement with Hartford Great Health Corp. (“you” or the “Company”). To avoid any misunderstandings, this Agreement defines the services we will perform for you as well as your responsibilities.

SCOPE OF WORK

We will provide an Interim Chief Financial Officer (“ICFO”) to the Company. The named ICFO will be Lili Dai. The ICFO will be responsible for:

1.	Financial Strategy and Compliance:

◌	Collaborate with management, financial analyst, legal counsel, auditor and investment banking teams.
◌	Assist to comply with NASDAQ listing requirements and the Securities & Exchange Commission (SEC) reporting requirements.
◌	Evaluate corporate governance standards. Liaising with management and the board for general communications.

2.	Financial Reporting and Uplisting Readiness:

◌	Oversee financial reporting processes.
◌	Prepare financial statements for inclusion in the forms to be filed with SEC and NASDAQ listing application.
◌	Assist in due diligence processes.
◌	Provide strategic advice relating to future development of the finance team.
◌	Assist in accounting for complex financial instruments and other complex accounting transactions, such as the valuation, recognition, reporting and disclosure of all equity transactions.
◌	Take responsibility to sign Forms 10-Q and 10-K (and the related certifications), as well as other financially oriented filings with the SEC (such as registration statements), as the Company’s ICFO and Principal Financial and Accounting Officer.

PRICING

We will perform the monthly services at a fixed monthly rate of $13,300, billed and payable on the 20th of every month, commencing April 20, 2024. The Company will also be billed for travel and other out-of-pocket costs, such as report production, postage, etc.

THE COMPANY SPECIFICALLY ACKNOWLEDGES AND AGREES TO THE FOLLOWING:

◌	We will assign Lili Dai, the principal of our consulting practice to perform ICFO services and the Company’s CEO will oversee the Services that Lili Dai will perform.
◌	In connection with the Services listed within “Scope of Services”, the ICFO will provide all related services based on all data and documents provided by the Company. However, the Services will not constitute an engagement to provide audit, review or attest services as described in the pronouncements on professional standards issued by the AICPA, and, therefore, we will not express an opinion or any other form of assurance with respect to the Company’s compliance with laws, regulations or other matters (including, without limitation, the Company’s required disclosures).
◌	The ICFO will not make management decisions.
◌	The ICFO will not be providing any legal advice or conducting a legal review of any of the Company’s documents, records, or policies.
◌	The nature, scope, and design of the Services that the ICFO is requested to perform are solely the responsibility of the Company.
◌	Our procedures are limited in nature and do not extend to all matters of the Company.
◌	The Company is responsible for procuring Directors and Officers (D&O) insurance to provide coverage for the services rendered by the ICFO.

Term

This Agreement will commence on April 1, 2024 and will continue in effect until March 31, 2025. It is understood that either party may terminate this Agreement at any time, for any reason, within 30 days of written notice to the other party. It is understood that any unpaid services that are outstanding at the date of termination are to be paid in full within 10 days from the date of termination. Any and all financial and other information in GKC’s possession at the time of termination must be turned over to the Company, including but not limited to quarterly and annual financial statements, accompanying footnotes, workpapers, MD&A, proposed adjustments with supporting documentation, any other work product prepared by GKC on behalf of the Company.

E-mail Communication

In connection with this engagement, we may communicate with you or others via e-mail transmission. As e-mails can be intercepted and read, disclosed, or otherwise used or communicated by an unintended third party, or may not be delivered to each of the parties to whom they are directed and only to such parties, we cannot guarantee or warrant that e-mails from us will be properly delivered and read only by the addressee. Therefore, we specifically disclaim any liability or responsibility whatsoever for interception or unintentional disclosure or communication of e-mail transmissions, or for the unauthorized use or failed delivery of e-mails transmitted by us in connection with the performance of this engagement. In that regard, you agree that we shall have no liability for any loss or damage to any person or entity resulting from the use of e-mail transmissions, including any consequential, incidental, direct, indirect, or special damages, such as loss of revenues or anticipated profits, or disclosure or communication of confidential or proprietary information.

Compelled Disclosure

In the event that we or any of its members, officers and employees are requested or become legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any information regarding the Company or the services provided hereunder, the Company (to the extent permitted) will be provided with prompt written notice thereof, so that the Company may seek a protective order or other appropriate remedy at its own option and expense. The Company shall reimburse us for all costs and expenses, including attorneys’ fees, which we and its members, officers and employees incur in connection with such requested or compelled disclosure, whether or not any such protective order or other remedy is sought or obtained.

Indemnification

The Company shall defend, indemnify, and hold us and its members, officers and employees, harmless from and against all claims asserted by a third party (or parties) and related damages, losses, or expenses, including, but not limited, to attorneys’ fees arising out of or resulting from any and all acts or omissions of the Company or its affiliates, including, but not limited to acts or omissions in the maintenance of the Company’s books, records, and accounts, in the preparation or use of the Company’s financial statements, in the timely filing of reports, statements, and other documents with the U.S. Securities and Exchange Commission, and in the design and maintenance of disclosure controls and procedures and internal control over financial reporting.

Limitation on Liability

Our maximum liability hereunder for any reason shall be limited to the aggregate amount of the fees paid by the Company to us for the six months immediately preceding the date of the applicable claim. UNDER NO CIRCUMSTANCES SHALL WE BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL LOSS OR DAMAGE RELATING TO THIS AGREEMENT. This limitation on liability provision shall apply to the fullest extent of the law, whether any claims are based in contract, statute, tort, or otherwise.

Waiver

The failure of any party to this Agreement at any time to require the performance of any provision of this Agreement shall in no manner affect the right to enforce the same, and no waiver by any party to this Agreement of any provision of this Agreement (whether by conduct or otherwise) shall be deemed or construed as a further or continuing waiver of such provision or any other provision of this Agreement.

Third-Party Rights

No provision of this Agreement shall in any way inure to the benefit of any third person (including the public at large) so as to make any such person a third-party beneficiary of this Agreement or of any one or more of the terms hereof, or otherwise give rise to any cause of action in any person not a party hereto.

Severability

If any provision of this Agreement, as applied to any party or to any circumstances, shall be found by a court of competent jurisdiction to be void, invalid, or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of any such provision in any other circumstances, or the validity or enforceability of this Agreement.

Entire Agreement

This Agreement contains the entire understanding of the parties hereto relating to the subject matter of this Agreement and supersedes all prior and collateral agreements, understandings, statements, and negotiations of the parties.

Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to any laws that might otherwise govern under applicable principles of conflicts of laws.

Dispute Resolution

If any dispute arises among the parties, they agree to try first in good faith to settle the dispute by mediation administered by the American Arbitration Association (AAA) under its Commercial Mediation Rules. All unresolved disputes shall then be decided by final and binding arbitration in accordance with the Commercial Arbitration Rules of the AAA. In agreeing to arbitration, we both acknowledge that in the event of a dispute over fees, each of us is giving up the right to have the dispute decided in a court of law before a judge or jury and instead we are accepting the use of arbitration for resolution. In any litigation, arbitration, or other proceeding by which one party either seeks to enforce its rights under this Agreement (whether in contract, tort, or both) or seeks a declaration of any rights or obligations under this Agreement, the prevailing party shall be awarded its reasonable attorney fees, and costs and expenses incurred.

We would like to take this opportunity to express our appreciation for the opportunity to offer our services to your organization.

Very truly yours,

Green-Keen Consulting LLC

Lili Dai,
Principal

Acceptance:

This letter correctly sets forth the understanding of Hartford Great Health Corp.

By:
Sheng-Yih Chang
Title:	Chief Financial Officer

Date: March 18, 2024